SERVICES AGREEMENT FOR TRUST AND REGULATORY GOVERNANCE

AGREEMENT effective as of the 10th day of September, 2013, between Advisers Investment Trust (the “Trust”), an Ohio business trust having its principal place of business at 4041 N. High Street, Suite 402, Columbus, Ohio 43214, on behalf of the Funds listed on Schedule A, and Beacon Hill Fund Services, Inc. (“Beacon Hill”), an Ohio corporation having its principal place of business at 4041 N. High Street, Suite 402, Columbus, Ohio 43214.

WHEREAS, the Trust is a registered investment company, and is subject to the requirements under the Investment Company Act of 1940, as amended, (the “1940 Act”)(including but not limited to Rule 38a-1 (hereinafter “Rule 38a-1”)), which requires each registered investment company to, among other things, adopt policies and procedures that are reasonably designed to prevent it from violating the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes Oxley Act of 2002 (“Sarbanes Oxley”), the 1940 Act, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission (the “Commission”) under any of these statutes, the Bank Secrecy Act as it applies to registered investment companies, and any rules adopted thereunder by the Commission or the Department of the Treasury (collectively, the “Federal Securities Laws”). These policies and procedures include policies and procedures that provide for the oversight of compliance by each investment adviser, principal underwriter, administrator, and transfer agent of the Trust (collectively, the “Service Providers”);

WHEREAS, certain of the Federal Securities Laws require the chief executive officer and the chief financial officer, among other things, to certify according to the requirements of Securities and Exchange Commission Forms N-CSR and N-Q as to the accuracy and validity of the financial statements produced and reported, as well as the effectiveness of internal controls used to generate the information contained in such reports as required by Section 302 of Sarbanes Oxley and Rule 30a-3 of the 1940 Act;

WHEREAS, the Trust desires to appoint Beacon Hill to perform fund governance and regulatory oversight services for the series of the Trust listed on Schedule A to this Agreement, as well as such additional series as may be established by the Trust from time to time (each series a “Fund” and collectively, the “Funds”);

WHEREAS, Beacon Hill is willing to perform the services enumerated in this Agreement on the terms and conditions set forth herein;

WHEREAS, Beacon Hill and the Trust wish to enter into this Agreement in order to set forth the terms under which Beacon Hill will perform the services enumerated herein on behalf of the Trust, however, Beacon Hill is authorized at its own expense to contract with other service providers to perform any or all of the services described herein,

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NOW, THEREFORE, in consideration of the covenants herein contained, the Trust and Beacon Hill hereby agree as follows:

1. Services.

1.1 Fund Compliance Services

(a) Rule 38a-1 Compliance Services. Beacon Hill shall work with the Trust to review, maintain and update written compliance polices and procedures which shall be reasonably designed to prevent the Trust from violating applicable provisions of the Federal Securities Laws. The corresponding documents and related amendments, designed to ensure compliance under Rule 38a-1, shall become effective as the fund compliance program, upon the approval of the Board of Trustees of the Trust (the “Board”)(collectively, the “Fund Compliance Program”). In support of the Fund Compliance Program, Beacon Hill agrees to provide the compliance services outlined in Schedule B.

(b) Anti-money Laundering Compliance Services. Should the parties agree that Beacon Hill will provide additional fund compliance services related to anti-money laundering, Beacon Hill shall work with the Trust to review, maintain and update written compliance policies and procedures which shall be reasonably designed to prevent the Trust from violating applicable anti-money laundering laws and regulations. The corresponding documents and related amendments, designed to ensure compliance, shall become effective as the fund anti-money laundering program, upon the approval of the Board (collectively, the “Fund Anti-money Laundering Compliance Program”). Each party will sign the Schedule B-1, detailing the anti-money laundering compliance services, should the parties wish to include these in the agreed upon services.

1.2 Financial Control Services

Beacon Hill shall work with the Trust to review, maintain and update the Trust’s controls over financial reporting as defined in Rule 30a-3 of the 1940 Act, which shall be reasonably designed to adhere to the provisions of Sarbanes Oxley and applicable federal securities laws (“Financial Controls Program”). In support of the Financial Controls Program, Beacon Hill agrees to provide the financial controls services outlined in Schedule C.

1.3 Fund Governance and Regulatory Oversight Services

Beacon Hill will serve as administrator or co-administrator to the Trust and will work with the Trust to perform and coordinate Fund governance and regulatory oversight services either directly or through working with the Trust’s services providers as outlined in Schedule D.

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2.   Officers—Compliance, Anti-money Laundering Compliance, Executive Officers.

Provision of Fund Officers. Beacon Hill agrees to make available to the Trust 1) a person to serve as the Trust’s Chief Compliance Officer as provided in paragraph (a)(4) of Rule 38a-1, subject to election by the Board, 2) a person to serve as the Trust’s Treasurer or Chief Financial Officer responsible for certifying the accuracy of financial reports through the assessment of financial controls, 3) any other necessary officers, including but not limited to Secretary, President, Anti-Money Laundering Officer and others. Beacon Hill shall provide an appropriately qualified employee or agent of Beacon Hill (or its affiliates) who, in the exercise of his or her duties to the Trust, shall act in good faith and in the best interests of the Trust. Beacon Hill shall assume sole responsibility for compensating the officers directly.

(b) Termination of Fund Officers. In the event a person is: (1) terminated as a Fund Officer by the Board in its sole discretion and for any reason, or (2) terminated as a Beacon Hill employee, Beacon Hill will employ reasonable good faith efforts to promptly make another person available to serve as a Fund Officer, at the request of the Board.

(c) Compensation of Chief Compliance Officer. In accordance with the requirements of Rule 38a-1, Beacon Hill shall pay a level of total compensation directly to such person as is consistent with Beacon Hill’s compensation of employees having similar duties, similar seniority, and working at the same or similar geographical location. Beacon Hill shall not be obligated to pay any compensation to a Chief Compliance Officer which exceeds that set forth in the previous sentence.

(d) Trust obligations to Fund Officers. The Trust will provide copies of financial reports, the Fund Compliance Program, related policies and procedures, and all other books and records of the Trust as each Fund Officer deems necessary or desirable in order to carry out his or her duties hereunder on behalf of the Trust. The Trust shall cooperate with each Fund Officer and ensure the cooperation of the Service Providers to the Trust, as well as Trust counsel, independent Trustee counsel and the Trust’s independent accountants (collectively, the “Other Providers”), and assist each Fund Officer and Beacon Hill in preparing, implementing and carrying out the duties of each Fund Officer. In addition, the Trust shall provide each Fund Officer with appropriate access to the executive officers and Board of the Trust, and to representatives of and to any records, files and other documentation prepared by, Service Providers and Other Providers, which are or may be related to the services provided under this Agreement.

(e) Additional Provisions Concerning Executive Officers. It is mutually agreed and acknowledged by the parties that each Fund Officer contemplated in this Agreement will each be an executive officer of the Trust (“Executive Officer”)

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either through incorporation documents or specifically through board resolutions. The provisions of Section 2 are subject to the internal governance policies of Beacon Hill concerning the activities of its employees and their service as officers of unaffiliated funds (the “Beacon Hill Governance Policies). The Trust’s governing documents (including its Agreement and Declaration of Trust and By-Laws) and/or resolutions of its Board shall contain mandatory indemnification provisions that are applicable to each Executive Officer, that are designed and intended to have the effect of fully indemnifying him or her and holding him or her harmless with respect to any claims, liabilities and costs arising out of or relating to his or her service in good faith in a manner reasonably believed to be in the best interests of the Trust, except to the extent he or she would otherwise be liable to the Trust by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

The Trust shall provide coverage to the Executive Officer under its directors’ and officers’ liability policy that is appropriate to the Executive Officer’s role and title, and consistent with coverage applicable to the other officers holding positions of executive management.

In appropriate circumstances, the Executive Officer shall have the discretion to resign from his or her position, in the event that he or she reasonably determines that there has been or is likely to be: (a) a situation in which the Executive Officer would be forced to materially deviate from the Beacon Hill Governance Policies, (b) an ongoing pattern of conduct by the Trust, other Trust officers, Service Providers or Other Providers involving the continuous or repeated violation of applicable Federal Securities Laws or (c) a material deviation by the Trust from the terms of this Agreement governing the services of the Executive Officer that is not caused by the Executive Officer or Beacon Hill. In addition, the Executive Officer shall have reasonable discretion to resign from his or her position in the event that he or she determines that he or she has not received sufficient cooperation from the Trust, its Service Providers or Other Providers to make an informed determination regarding any of the matters listed above.

The Executive Officer may, and the Trust shall, promptly notify Beacon Hill of any issue, matter or event that would be reasonably likely to result in any claim by the Trust, one or more Trust shareholder(s) or any third party which involves an allegation that the Executive Officer failed to exercise his or her obligations to the Trust in a manner consistent with applicable laws (including but not limited to any claim that a Report failed to meet the standards of applicable laws).

It is expressly agreed and acknowledged that Beacon Hill (a) cannot ensure that the Trust complies with applicable Federal Securities Laws , and (b) whenever an employee or agent of Beacon Hill serves as an Executive Officer of the Trust, as long as the Executive Officer acts in good faith and in a manner reasonably believed to be in the best interests of the Trust, the Trust shall indemnify the Executive Officer and Beacon Hill and hold the Executive Officer and Beacon

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Hill harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages incurred by them arising out of or related to the service of such employee or agent of Beacon Hill as an Executive Officer of the Trust, except to the extent such indemnification would be illegal, impermissible or improper under the Federal Securities Laws, as interpreted by the SEC or Sarbanes Oxley.

3. Fees and Expenses.

Beacon Hill shall be entitled to receive from the Trust fees and out of pocket expenses set forth on Schedule E hereto, reflecting the amounts charged by Beacon Hill for the performance of services under this Agreement. All rights of compensation under this Agreement for services performed and for expense reimbursement shall survive the termination of this Agreement. In the event of termination of this Agreement pursuant to Section 5, the Trust shall reimburse Beacon Hill for reasonable expenses related to its activities in effecting such termination, including without limitation, the delivery to the Trust and/or its distributor, investment adviser and/or other parties of the Trust’s property, records, instruments and documents.

Trust shall be responsible for paying expenses of the Trust not otherwise allocated herein, including without limitation, organization costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing shareholders, all expenses incurred in connection with issuing and redeeming shares, the costs of custodial services, the cost of initial and ongoing registration of the shares under Federal and state securities laws, fees and out-of-pocket expenses of Trustees, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers.

4. Information to be Furnished by the Trust and Record Keeping.

(a) The Trust has furnished or shall promptly furnish to Beacon Hill copies of the Trust’s foundational documents, including but not limited to, the Declaration of Trust, the Bylaws, various policies and procedures of the Trust that have been adopted, the current prospectuses, statement of additional information, the most recent annual and semi-annual reports and any amendments to these documents herein (hereinafter “Trust Documents”). The Trust shall also furnish a list of officers and persons authorized to act on behalf of the Trust.

(b) The Trust shall furnish Beacon Hill written copies of any amendments to, or changes in, any of the items referred to in Section 5, upon such amendments or changes becoming effective which will have the effect of changing the procedures employed by Beacon Hill in providing the services or performing its duties under this Agreement.

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(c) Beacon Hill may rely on all documents furnished to it by the Trust and its agents in connection with the services to be provided under this Agreement, including any amendments to or changes in any of the items to be provided by the Trust pursuant to Section 5, and shall be entitled to indemnification in accordance with Section 9 below with regard to such reliance.

(d) Beacon Hill shall maintain records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved shall be the property of the Trust and will be surrendered promptly to the Trust on request, and made available for inspection by the Trust or by applicable regulators at reasonable times. In case of any request for the inspection of such records by another party, Beacon Hill shall notify the Trust and follow the Trust’s instructions as to permitting or refusing such inspection; provided that Beacon Hill may share such records in any case as outlined in Section 10.

5. Term and Termination.

The services to be rendered by Beacon Hill under this Agreement shall commence upon the date of this Agreement and shall continue in effect for an initial two (2) year-period from that date, unless earlier terminated pursuant to the terms of this Agreement. The Agreement will remain in full force from year to year thereafter, subject to annual approval by Beacon Hill and the Board. The Agreement may be terminated by either party by providing the other party with sixty (60) days written notice of termination. In the event that the Agreement is terminated by the Trust prior to the end of the term of the Agreement, Trust agrees to pay Beacon Hill the remainder of the unpaid fees due pursuant to Schedule E.

In addition, both parties agree that this Agreement may be terminated for cause. For purposes of this Agreement, cause shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are reasonably evidenced.

6. Notice

Any notice provided hereunder shall be sufficiently given when mailed to the party required to be served with such notice at the following address: if to the Trust, to the address listed on the signature block below and if to Beacon Hill, at 4041 N. High Street, Suite 402, Columbus, Ohio 43214; Attn: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

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7. Governing Law and Matters Relating to the Trust as an Ohio Business Trust.

This Agreement shall be construed in accordance with the laws of the State of Ohio and the Federal Securities Laws. The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust.

The term “Advisers Investment Trust” means and refers to the Trustees from time to time serving under the Trust’s Declaration of Trust as the same may be amended. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but bind only the property of the Trust, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by officers of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the Trust. A copy of the Agreement and Declaration of Trust is on file with the Secretary of the State of Ohio.

8. Representations and Warranties.

Each party represents and warrants to the other that this Agreement has been duly authorized and, when executed and delivered by it, will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties. Each party agrees to adhere to all applicable Federal Securities Laws.

(a) Representations by the Trust. The Trust represents that it is duly organized and validly existing and that its shares are duly authorized for issuance in accordance with applicable law. The Trust warrants that it will take all necessary steps to ensure that it remains in good-standing.

(b) Representations by Beacon Hill. Beacon Hill represents that it is a services company duly organized and in good standing under applicable law. Beacon Hill is a wholly-owned subsidiary of a publicly-held company, as described in Schedule F, and hereby notifies the Trust of such affiliation so that Trust can review and restrict applicable portfolio trading policies as may be necessary under the 1940 Act.

9. Indemnification.

(a) Each party (an “Indemnitor”) shall identify and hold harmless the other party, each of such other party’s affiliated companies, and all directors, officers, employees and agents of such other party (“Indemnified Parties”), against any and all losses, damages, or liabilities or any pending or completed actions, claims, suits complaints or investigations (including all reasonable expenses of litigation

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or arbitration), judgments, fines or amounts paid in any settlement consented by the Indemnitor to which any Indemnified Party may become subject to as a result or arising out of or relating to: (1) any negligent acts, omissions, bad faith or willful misconduct in the performance of Indemnitor’s duties and obligations hereunder; (2) any breach of the Indemnitor’s representations or warranties contained in this Agreement; (3) Indemnitor’s failure to comply with any terms of this Agreement; or (4) any action of an Indemnified Party, upon instructions believed in good faith by the Indemnified Party to have been executed by a duly authorized officer or representative of the Indemnitor.

(b) In order that the indemnification provisions contained herein shall apply, upon the assertion of a claim or a loss for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion or loss, and shall keep the other advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate at its expense with the party seeking indemnification in the defense of such claim. In this event, the party seeking indemnification may not settle, compromise or consent to judgment except with the other party’s prior written consent. The obligations of the parties hereto under this Section shall survive termination of the Agreement.

10. Confidentiality

Without the prior consent of the other party, no party shall disclose Confidential Information (as defined below) of any other party received in connection with the services provided under this Agreement. The receiving party shall use the same degree of care as it uses to protect its own confidential information of like nature, but no less than a reasonable degree of care, to maintain in confidence the Confidential Information of the disclosing party. The foregoing provisions shall not apply to any information that (i) is, at the time of disclosure, or thereafter becomes, part of the public domain through a source other than the receiving party, (ii) is subsequently learned from a third party that, to the knowledge of the receiving party, is not under an obligation of confidentiality to the disclosing party, (iii) was known to the receiving party at the time of disclosure, (iv) is generated independently by the receiving party, or (v) is disclosed pursuant to applicable law, subpoena, applicable professional standards, request of a governmental or regulatory agency, or other process after reasonable notice to the other party. The parties further agree that a breach of this provision would irreparably damage the other party and accordingly agree that each of them is entitled, in addition to all other remedies at law or in equity, to an injunction or injunctions without bond or other security to prevent breaches of this provision.

For the purpose of this Agreement, Confidential Information shall mean NPPI (as defined below), any information identified by either party as “Confidential” and/or “Proprietary” or which, under all of the circumstances, ought reasonably to be treated as confidential and/or proprietary, or any nonpublic information obtained hereunder concerning the other party.

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Nonpublic personal financial information relating to shareholders and/or potential shareholders (i.e., customers and/or consumers) of the Trust (“NPPI”) provided by, or at the direction of, the Trust to Beacon Hill, or collected or retained by Beacon Hill in the course of performing its duties and responsibilities under this Agreement shall remain the sole property of the Trust. Beacon Hill shall not give, sell or in any way transfer such Confidential Information to any person or entity, other than affiliates of Beacon Hill except in connection with the performance of Beacon Hill’s duties and responsibilities under this Agreement, at the direction of the Trust or as required or permitted by law (including applicable anti-money laundering laws). Beacon Hill represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Trust. The Trust represents to Beacon Hill that it has adopted a statement of its privacy policies and practices as required by Regulation S-P and agrees to provide Beacon Hill with a copy of that statement annually.

The parties agree to comply with any and all regulations promulgated by the Securities and Exchange Commission or other applicable laws regarding the confidentiality of shareholder information.

The provisions of this Section shall survive the termination of this Agreement.

11. Intellectual Property.

The parties acknowledge each other’s right, title, and interest in their respective trademarks, copyrights, advertising, artwork, reports, manuals, memoranda, audit plans, checklists, presentations, training materials, policies and procedures, and logos (“Intellectual Property”) and agree not to use each other’s Intellectual Property in any advertising, sales literature or related materials or packaging, including customer lists, without the prior written approval of the other party. The Trust agrees that Beacon Hill may identify the Trust as a client on its client list, which may be posted to Beacon Hill’s website, or distributed to prospective clients. In no event will Beacon Hill disclose the nature of the relationship with the Trust, including but not limited to, the terms of this Agreement without prior written approval of the Trust, unless the disclosure is contained in documentation which is mandated through regulation, litigation or arbitration.

Beacon Hill retains all rights to materials, software, copyrights, trademarks, questionnaires, scoring methodology, proprietary analysis and other information that Beacon Hill provides to the Trust in connection with this Agreement. The Trust acknowledges that Beacon Hill may provide the Trust and its representatives with proprietary, copyrighted or trademarked information and

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shall not disclose Beacon Hill’s work-product, including but not limited to procedures, software, spreadsheets, checklists, audit programs, reports, proposal, questionnaire, scoring methodology, analysis and other documents or information, to any third-party without the prior written approval of Beacon Hill. The Trust agrees that in the event that the Trust is required to produce Beacon Hill’s Intellectual Property to a regulatory authority or court, the Trust will make all reasonable efforts to protect the Beacon Hill Intellectual Property, including but not limited to, requesting confidential treatment under U.S. Freedom of Information Act and other applicable laws. The Trust agrees to notify Beacon Hill in the event it must disclose Beacon Hill’s Intellectual Property to any regulatory authority or in any court proceeding and will keep Beacon Hill apprised of its efforts to protect Beacon Hill Intellectual Property.

12. Miscellaneous.

(a) No amendment, modification to or assignment of this Agreement shall be valid unless made in writing and executed by both parties hereto.

(b) Each of the parties acknowledges and agrees that this Agreement and the arrangements described in this Agreement are intended to be non-exclusive and that Beacon Hill is free to enter into similar agreements and arrangements with other entities.

(c) No party to this Agreement will be responsible for delays resulting from acts beyond the reasonable control of such party, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance hereunder as soon as practicable as soon as such causes are avoided, rectified or removed.

(d) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(e) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

(f) This Agreement, together with the schedules, sets forth the entire understanding of the parties and supersedes any and all prior discussions, representations and understandings between the parties related to the subject matter of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

ADVISERS	BEACON HILL
INVESTMENT TRUST	FUND SERVICES, INC.

/s/ Dina A. Tantra	/s/ Stephen G. Mintos

Name: Dina A. Tantra	Name: Stephen G. Mintos
Title: President	Title: President

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SCHEDULE A

LIST OF FUNDS

The following series of the Trust are advised by JO Hambro Capital Management Limited (the “Adviser”) as a series as now in existence and listed below, as well as such additional series as may be established by the Trust from time to time and advised by the adviser (each series a “Fund” and collectively, the “Funds”:

FUND NAME(S)

As of September 10, 2013

JOHCM International Select Fund

JOHCM Emerging Markets Opportunities Fund

JOHCM Global Equity Fund

JOHCM International Small Cap Equity Fund

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SCHEDULE B

FUND COMPLIANCE SERVICES

A. Beacon Hill will provide the following services in relation to the Fund Compliance Program during the term of this Agreement:

1. make an individual, acceptable to the Board, available to serve as the Trust’s Chief Compliance Officer as provided in Rule 38a-1(a)(4) of the 1940 Act to administer the Fund Compliance Program. The individual serving as Chief Compliance Officer must be available, at the discretion of the Board and in any event no less frequently than annually, to meet separately with the independent members of the Board;

2. through the Chief Compliance Officer, review, maintain and update as required from time to time, (including to reflect any amendments to Rule 38a-1) written policies and procedures comprising the Fund Compliance Program;

3. through the Chief Compliance Officer, conduct, as needed in response to significant compliance events, changes in business arrangements and regulatory developments and, in no event less than annually, a review of the Fund Compliance Program which will include a review of the adequacy of the policies and procedures and the effectiveness of their implementation;

4. through the Chief Compliance Officer, provide a written report to the Board that, at a minimum, addresses:

(a) the Chief Compliance Officer’s assessment of the operation of the policies and procedures of the Trust and each Service Provider, any material changes made to those policies and procedures since the date of the last report, and any material changes to the policies and procedures recommended as a result of the annual review conducted;

(b) each Material Compliance Matter (as defined under Rule 38a-1) that occurred since the date of the last report; and

(c) the Chief Compliance Officer’s assessment of the adequacy of the policies and procedures and the effectiveness of their implementation; and

5. through the Chief Compliance Officer, provide the Board with any additional information specifically requested or otherwise reasonably necessary for the Board to review and evaluate the Fund Compliance Program.

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SCHEDULE B-1

FUND ANTI-MONEY LAUNDERING COMPLIANCE SERVICES

Beacon Hill will provide anti-money laundering compliance services as described below.

Beacon Hill will provide the following services in relation to the Fund Anti-money Laundering Compliance Program during the term of this Agreement:

1. make an individual, acceptable to the Board, available to serve as the Trust’s Anti-money Laundering Compliance Officer as outlined in the Federal Securities Laws to administer the Fund Anti-money Laundering Compliance Program. The individual serving as Anti-money Laundering Compliance Officer must be available, at the discretion of the Board;

2. through the Anti-money Laundering Compliance Officer, review, maintain and update as required from time to time, written policies and procedures comprising the Fund Anti-money Laundering Compliance Program;

3. through the Anti-money Laundering Compliance Officer, conduct, as needed in response to significant compliance events, changes in business arrangements and regulatory developments and, in no event less than annually, a review of the Fund Anti-money Laundering Compliance Program which will include a review of the adequacy of the policies and procedures and the effectiveness of their implementation;

4. through the Anti-Money Laundering Compliance Officer, provide a written report to the Board that, at a minimum, addresses:

(a) the Anti-money Laundering Compliance Officer’s assessment of the operation of the policies and procedures of the Trust and each Service Provider, any material changes made to those policies and procedures since the date of the last report, and any material changes to the policies and procedures recommended as a result of the annual review conducted;

(b) the Anti-money Laundering Compliance Officer’s assessment of the adequacy of the policies and procedures and the effectiveness of their implementation; and

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5. through the Anti-money Laundering Compliance Officer, provide the Board with any additional information specifically requested or otherwise reasonably necessary for the Board to review and evaluate the Fund Anti-money Laundering Compliance Program.

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SCHEDULE C

FINANCIAL CONTROLS SERVICES

A. Beacon Hill will provide the following services in relation to the Financial Controls Program during the term of this Agreement:

1.

Submit a draft Report to the designated officers of the Trust (“Fund Review Officers”) prior to the date the relevant Report is to be filed. In connection with their review and evaluations, the Fund Review Officers shall establish a schedule to ensure that all required disclosures in Forms N-CSR and N-Q and in the financial statements for the Trust are identified and prepared in a timeframe sufficient to allow review by the Fund Review Officers.

2.

Coordinate a meeting of the Fund Review Officers (Disclosure Controls and Procedures “DCP” meeting) before the filing date of each Report to review the accuracy and completeness of the relevant Report and record the considerations and conclusions in a written memorandum sufficient to support conclusions as required by Forms N-CSR and N-Q.

3.	Review and sign as Chief Financial Officer on relevant shareholder communications and SEC Filings such as Forms N-CSR and N-Q.

4.	Design and implement disclosure controls and procedures for financial statements to ensure that all relevant Trust financial information is properly disclosed to the executive officers and the Board.

5.	Review the Trust’s accounting and financial report policies and recommend changes deemed appropriate .

6.	Conduct periodic reviews of the Trust’s service provider operations to monitor and verify compliance with the applicable Trust policies and accounting procedures.

7.	Oversee the expense budgeting and payment process by which the financial administrator will accrue and make expense payments on behalf of the Trust.

8.	Represent the Trust as Chief Financial Officer at SEC examinations as required.

9.	Present materials to the Trust’s board, audit committees and senior management, as required or requested.

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SCHEDULE D

FUND GOVERNANCE AND REGULATORY OVERSIGHT SERVICES

Beacon Hill will provide the following services during the term of this Agreement:

Beacon Hill shall perform and coordinate business management and governance services either directly or through working with the Trust’s service providers. Beacon Hill shall also review and provide comment during the preparation of Trust documents. While Beacon Hill will use its best efforts to provide guidance and advice under this Agreement, for matters where the Trust is responsible for certain actions, it is expressly agreed and acknowledged that Beacon Hill cannot ensure that the Trust complies with applicable Federal Securities Laws.

Beacon Hill shall also oversee the performance by other service providers to the Trust in connection with the operations of the Trust, and, on behalf of the Trust, shall conduct relations with service providers, including but not limited to, custodians, depositories, transfer agents, fund accountants, accountants, auditors, legal counsel, underwriters, brokers-dealers, corporate fiduciaries, insurers, banks and persons in any other capacity deemed to be necessary or desirable for the Trust’s operations, but shall have no responsibility for supervising the performance by any investment adviser or sub-adviser of its responsibilities. In conjunction with this function, Beacon Hill shall administer contracts on behalf of the Trust with, among others, the Trust’s investment adviser, distributor, custodian, transfer agent and fund accountant.

Beacon Hill shall provide the Board of Trustees of the Trust (hereafter referred to as the “Board”) with such reports as it may reasonably request.

Without limiting the generality of the foregoing, Beacon Hill shall:

•	Coordinate and monitor activities of the third party service providers to the Funds.

•	Manage the process of filing amendments to the Funds registration statement and other reports to shareholders.

•	Coordinate and file proxy material, review tabulations and conduct shareholder meetings as required.

•	Coordinate the Board meeting preparation process including preparation, compilation and distribution of material.

•	Provide support for new funds, mergers, conversions, and reorganizations.

•	Assist the Fund with monitoring compliance with federal regulations and examinations.

•	Review financial filings and file with the Securities and Exchange Commission.

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•	Maintain books and records contemplated through the offering of services under this agreement or as otherwise mutually agreed upon.

•	Prepare and file registrations and exemptions to affect the sale of Fund shares in various states and jurisdictions.

•	Coordinate the fidelity bond filing under Rule 17g-1 with the Securities and Exchange Commission.

Beacon Hill shall perform such other services for the Trust that are mutually agreed upon by the parties from time to time for which the Trust will pay such fees as may be mutually agreed upon, including Beacon Hill’s out-of-pocket expenses.

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SCHEDULE E

SERVICE FEES

Dated September 10, 2013

1. Service Fees

Services	Fee
Trust and Regulatory Governance (includes CCO Services, CFO Services and Business Management & Governance Services)	8bps for complex net assets up to $500M; 4bps for next $250M; 3bps for next $250M and 2bps for assets over $1B with complex minimum of $200,000

*Assumes no more than 4 funds as noted on Schedule A, and the period begins with the date of the commencement of operations for any Fund.

The Trust shall pay the annual fee, in quarterly installments, within fifteen (15) calendar days of receipt of invoice. The obligation to pay the fee shall begin as of the date of the commencement of operations for any Fund.

2. Out-of-Pocket Expenses, including but not limited to the following:

(a) The out-of-pocket expenses incurred in connection with Beacon Hill’s provision of these services to the Trust including, but not limited to, travel costs for attending Fund-related meetings (e.g., Board meetings, due diligence meetings, etc.); Fund-related telephone charges; printing, copying and mailing costs for Fund-related documents; record retention for Fund-related documents; state and federal regulatory registration and filing fees paid on behalf of any Fund; and

(b) Any other expenses approved by the Board.

For out-of-pocket expenses, Beacon Hill will invoice the Trust on the quarterly invoice and the Trust will remit payment within fifteen (15) calendar days of receipt of invoice.

ADVISERS INVESTMENT TRUST	BEACON HILL FUND SERVICES, INC.

/s/ Dina A. Tantra	/s/ Stephen G. Mintos
Name: Dina A. Tantra	Name: Stephen G. Mintos
Title: President	Title: President

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SCHEDULE F

BEACON HILL CORPORATE STRUCTURE

As referenced in Section 8 (b), Beacon Hill is a wholly-owned subsidiary of Diamond Hill Investment Group, Inc. Diamond Hill Investment Group, Inc. is a public company trading under the NASDAQ symbol DHIL and may be included in certain market capitalization based equity indices used for tracking the stock market. For more information on Diamond Hill, visit www.diamond-hill.com.

AIT –JOHCM	Page 20